Federal Home Loan Bank
of Des Moines

2011 Annual Incentive Plan Document

CONTENTS

I.	Purpose

II.	Eligibility

III.	AIP Detail

IV.	Administration of the AIP

V.	Miscellaneous Provisions

VI.	Definitions

Table 1

I.	Purpose

The purpose of this Annual Incentive Plan (“AIP”) is to focus the efforts of all employees of the Federal Home Loan Bank of Des Moines (“Bank”) on the following:

•	Fulfilling the Bank's mission and vision within a safe and sound framework and in a manner consistent with the Bank's shared values.

•
Recognizing Bank employees for their individual and/or team contributions to the Bank's achievement of the Strategic Imperative strategies listed in the Strategic Business Plan (“SBP”) for the calendar year for which a payout under the AIP is made.

•	Providing incentive awards that when combined with base salaries provide competitive total cash compensation to Bank employees.

The AIP is effective for the calendar year beginning January 1, 2011. The AIP shall remain in effect until the Board's Human Resources and Compensation Committee (“HRC”) terminates or amends the AIP.

Summary of the AIP

The AIP has two sets of goals: Bankwide performance goals (referred to as “Part I” goals) and individual/team goals (referred to as “Part II” goals). Part I goals are given greater weight for higher level employees, the logic being that higher level employees have a greater ability to influence Bankwide performance than lower level employees.

Awards earned under the 2011 AIP would be paid in 2012, subject to HRC approval. Notwithstanding the formulaic computations of the AIP payouts based on incentive goal achievement levels, actual payouts under the AIP are subject to the HRC's review and approval and are made at the HRC's discretion.

The HRC may consider a variety of objective and subjective factors to decide on the appropriate payouts including but not limited to: (i) operational errors or omissions that result in material revisions to the financial results, information submitted to the Federal Housing Finance Agency (“FHFA”), or data used to determine incentive payouts; (ii) submission of information to the Securities and Exchange Commission (“SEC”), Office of Finance (“OF”), and/or FHFA is untimely, or (iii) the organization fails to make sufficient progress, as determined by the FHFA, in a the timely remediation of examination, monitoring, and other supervisory findings and matters requiring attention.

If one of the above occurs, the HRC shall consider the facts and circumstances and reduce incentive awards commensurate with the materiality of the exception relative to the Bank's financial and operational performance and financial reporting responsibilities.

II.	Eligibility

All regular full-time and part-time employees are eligible to participate in the AIP, with the exception of Internal Audit Department employees who may be eligible to participate in a separate annual incentive plan. Temporary employees or independent contractors are not eligible to participate in the AIP.

To be qualified for a payout, a participant must achieve a “meets expectations” or higher evaluation of overall job performance for the calendar year, and the participant must not be subject to any disciplinary action or probationary status at the time of payout. Furthermore, if a participant fails to comply with regulatory requirements or standards, internal control standards, the standards of his or her profession, any internal Bank standard, or fails to perform responsibilities assigned under the Bank's SBP, the HRC may determine the participant is not eligible to receive part or all of any payout depending on the severity of the failure, as determined by the HRC.

III.    AIP Detail

The AIP includes two components:

•	Part I - Bank-wide business with members, risk management and financial goals.

•
Part II - Individual and/or team achievement of non-financial objectives aimed at improving the Bank's service to the shareholding members and operational effectiveness. These are tied to the SBP where possible.

The AIP is designed to emphasize overall Bank financial performance for higher level employees in the organization and non-financial, operationally-focused goals for lower level employees that provide a “line of sight incentive.”

Each calendar year the HRC shall establish one or more goals for Part I, consistent with the SBP for the calendar year. To the extent the HRC establishes more than one goal, each goal will be weighted. Each Part I goal shall have a threshold, target, and maximum level of performance, as appropriate.

Parts I and II goals are established for an AIP year. Recognizing that circumstances and priorities may change, management may submit to the HRC revisions to Part I goals. The HRC will evaluate and make a recommendation to the Board regarding whether the Part I goals will be amended. Management may authorize changes to Part II goals throughout an AIP Year as priorities and circumstances dictate.

The total incentive target is a weighted average of the two parts above. An employee's pay level and market reference determines how the total target is split between the two parts.

The following chart provides the minimum, target and maximum percentage payouts or rewards for each level in the Bank, and associated weights for Part I and Part II performance components.

Classification	2011 Min/Target/Max Reward as a % of Base Salary	Part I % of Target	Part II % of Target
Tier 1 (CEO)	17.5 / 35.0 / 52.5	60%	40%
Tier 2 (EVPs)	12.5 / 25 / 37.5	60%	40%
Tier 3 (Sr. Mgr.)	12.5 / 25 / 37.5	60%	40%
Tier 4 (Mgr.)	10 / 20 / 30	60%	40%
Tier 5 (Sr. Prof.)	7.5 / 15 / 22.5	50%	50%
Tier 6 (Prof.)	5 / 10 / 15	50%	50%
Tier 7 (Jr. Prof.)	4 / 8 / 12	40%	60%
Tier 8 (Staff)	3 / 6 / 9	30%	70%

The actual threshold, target, and maximum achievements levels for the Part I goals in the 2011 AIP are presented in Table 1 (attached).

Part I 2011 Bankwide Goals

Seven Bankwide goals will focus staff's efforts on business with our members, risk management and profitability.

The combination of objectives for Profitability and Business with Members reflects the Bank's cooperative structure whereby the Bank needs to satisfy the expectations of members as both shareholders and customers. Fulfilling that cooperative mission must be done in a prudent manner so as to preserve the par value of capital stock, which is the rationale for the Risk Management goals including the preservation of the enterprise value. All employees should have a portion of their incentive potential tied to Bankwide performance so that everyone in the Bank, regardless of their role or level in the organization, thinks about delivering value to the members and managing the Bank's risks.

Given the environment in which the Bank operates, the HRC will review achievement on the incentive goals quarterly and consider changes to the goals as appropriate. Structural changes in the financial services sector driven by factors largely outside the Bank's control (such as legislative changes) may necessitate wholesale changes in how the Bank's executives and other employees are rewarded.

The following provides additional detail on each of the goals and the weightings for each.

Business With Members (40% Total Weight)

The Business with Members goal is focused on maintenance and preservation of the franchise. This is a four-part goal, with each sub-goal having a weight of 10%:

1)	Member Borrowing Penetration: Daily average number of borrowing members divided by the daily average number of total members. This goal is the same as 2010.

2)
Member Product Usage (“Touch Points”): Index of 11 “touch points” with members: advances, letter of credit (LOCs), deposits, safekeeping, MPF, advances via eAdvantage, member CD purchases, AHP grant and set-aside applications, survey contacts, and education (meetings, webinars, conferences etc.). Demand Deposit Accounts and wire transfers are not included in the definition of “touch points” since all members are required to have a DDA, and the only way members can move funds out of the Bank (such as dividends) is through the Bank's wire system. This goal is the same as 2010.

3)
Business with Creditworthy Members: Ratio of advances and LOCs to assets. Ratio excludes members with Internal Credit Rating (ICR) scores of D, E, F, insurance companies, housing associates, and certain large bank members. This measurement is the average amount for the entire year with the assets being fixed at the beginning of the year. This goal is similar to one included in the 2010 AIP.

4)	Customer Satisfaction: This would be determined by a survey of the Bank's customers conducted by Barlow Research Associates, the same firm that has done annual surveys for the Bank since 2007.

Risk Management (40% Total Weight)

This is a two part goal, each with a weight of 20%. The overall weight has been increased 5 percentage points over 2010.

1)
Preservation of Enterprise Value: In 2011 this will be measured by the quarterly average of Market Value of Capital Stock (MVCS). This is a measure that is widely used within the Bank System and is a good measure of short-term performance and value of the Bank's capital stock.

2)
Quality of Risk Management: The quality of risk management will be determined at year-end by the Board's Risk Committee (RC). Unlike the 2010 AIP, there will not be a subgoal for Sox 404 material weaknesses or significant deficiencies. Rather, Sox 404 weaknesses would be a component considered by the RC on the Bank's internal controls when determining the quality of the Bank's risk management. Also for 2011, management will provide the RC with criteria that could be used to differentiate threshold (“Moderately Successful”) from target (“Successful”) from maximum level (“Highly Successful”) of achievement on this goal.

Profitability (20% Total Weight)

This will be measured by the Spread between Adjusted Return on Capital Stock (AROCS) and Average Three-Month LIBOR. This is a comprehensive measure of the Bank's profitability and is most meaningful to the Bank's shareholders. Unlike the 2010 AIP, the 2011 AIP would not include Net Interest Spread (NIS) as a profitability metric. NIS would still be tracked as an achievement goal in the 2011-2013 SBP. The weight on the short-term profitability goal is reduced from 25% in the 2010 AIP to 20% in the 2011 AIP in order to increase the weight on the Risk Management metric by 5 percentage points.

The Spread of AROCS to LIBOR is defined as follows:

(Core Net Income / Average Capital Stock) - Average Three-month LIBOR

Core Net Income is a measure of earnings adjusting for the impacts of 1) market volatility relating to derivative and hedging activities and instruments held at fair value, 2) realized gains (losses) on sales of securities, and 3) other unpredictable transactions, including advance prepayments and debt extinguishments. Core Net Income would exclude:

◦	advance pre-payment fees net of fair value adjustments;

◦	net trading account gains and losses;

◦	net fair value option gains and losses;

◦	net derivatives gains and losses;

◦	net AFS gains and losses;

◦	net extinguishment of debt losses; and

◦	hedging fair value adjustments on called debt,

but include:

◦	amortization of up-front premiums/discounts on derivative contracts; and

◦	interest income/expense on economic derivative contracts.

Achievements Levels of Part I Goals in the 2011 AIP

The threshold, target, and maximum achievements levels for the Part I goals listed in the attached Table 1 are calibrated based on results from previous years and projections in the Bank's 2011 SBP.

Part II 2011 Performance Goal:

Part II goals in the AIP are generally linked to the Bank's 2011 SBP. The nature of Part II goals varies depending on individual's role and level in the organization. For example, an individual in the Enterprise Risk Management department might have Part II goals targeted at improving the Bank's risk management infrastructure, while an employee in the Credit Sales department might be focused on developing new or enhanced products for the members.

Payout Determination

As soon as feasible after the conclusion of each AIP Year, the HRC shall review the Bank's performance against its Part I goals, and if appropriate, shall approve the payout under Part I, if any.

As soon as feasible after conclusion of each AIP Year, the responsible manager will determine the achievement and performance levels of Part II goals for participants. Executive Management of the Bank will review, approve and submit to Human Resources the Part II payouts for their areas of responsibility. Executive Management and Human Resources will together calibrate the Part II payouts across the Bank. Human Resources, after considering each participant's performance against that individual's Part II goals, shall recommend to the HRC for approval the payout levels under Part II. Each manager responsible for developing Part II goals for participants is also responsible for submitting the employee's Part II goal results to Human Resources.

If an AIP participant, or any of his or her managers or supervisors, fails to meet the deadline for completing employee job and goal performance reviews and submitting them to the Human Resources Department, then that individual will have his/her AIP payout(s) withheld until such time that all performance reviews are completed and submitted for the participant's department.

Payout amounts approved under Parts I and II are determined based on the participant's base pay for the calendar year with respect to which the payout is being made. A participant who has a hire date prior to the beginning of the AIP Year is eligible to receive a full payout. A participant who has a hire date after the beginning of the AIP Year with respect to which the payment is being made is eligible to receive a prorated payout based on the number of full months of service completed in the calendar year. A participant hired on or after October 1 of the AIP Year for which payment is being made is not eligible to receive a payout for the AIP Year in which they were hired.

Unless otherwise directed by the HRC, payments under Parts I and II shall be made in lump sum through regular payroll distribution, as soon as possible after payout approval but in no case more than 75 days after the end of the calendar year. All payments under the AIP shall in any event be made by the end of the calendar year in which payout approval has been received. Appropriate provisions shall be made for any taxes that the Bank determines are required to be withheld from any payment under applicable laws or other regulations of any governmental authority, whether federal, state or local.

Employees whose employment ends during an AIP Year or after the AIP Year but before approval of the payout for the AIP Year will not be eligible for award payouts under the AIP unless otherwise provided for in any Executive Employment Agreement. The HRC has the sole discretion to determine whether a payout is made to the participant, and the amount of any such payout. Employees whose termination occurs as the result of death, Disability, or Retirement, shall be eligible to receive an award in an amount prorated based upon full months completed during the calendar year with respect to which the payment is being made, and the payout will be paid following HRC approval at the same time as any other payouts for the calendar year are paid. Part I awards will be determined based upon actual results achieved and Part II awards will be paid at target.

A participant who is transferred, promoted, or demoted during a calendar year may receive a payout with respect to that calendar year that is prorated based on the actual months worked in each position during the calendar year.

IV.    Administration of the AIP

The Bank's Board of Directors is ultimately responsible for the AIP, including its amendment or termination. The HRC has the full power and authority of the Board to construe, interpret and administer the AIP. Any decision arising out of or in connection with the construction, interpretation or administration of the AIP lies within the HRC's absolute discretion and is binding on all parties.

The HRC shall:

•	Approve Part I Bankwide goals.

•	Approve the range of potential payout opportunities for AIP participants.

•	After the end of a calendar year, approve any payouts.

•	Render any decisions necessary with regard to the interpretation of the AIP.

Day-to-day administration of the AIP is delegated to those in the Bank responsible for Human Resources functions.

V.     Miscellaneous Provisions

The AIP, in whole or in part, may at any time or from time to time be amended, suspended or reinstated and may at any time be terminated.

No amendment, suspension or termination of the AIP shall, without the consent of the participants, affect the rights of the participants to any payout previously approved by the HRC.

No participant has the right to alienate, assign, encumber, or pledge his or her interest in any payout under the AIP, voluntarily or involuntarily, and any attempt to do so is void.

This document is a complete statement of the AIP and supersedes all prior plans, representations and proposals written or oral relating to its subject matter. The Bank is not bound by or liable to any participant for any representation, promise or inducement made by any person which is not expressed in this document.

This AIP shall not be considered a contract of employment and nothing in the AIP shall be construed as providing participants any assurance of continued employment for any definite period of time, nor any assurance of current or future compensation. This AIP shall not, in any manner, limit the Bank's right to terminate compensation and employment at its will, with or without cause.

Participation in the AIP and the right to receive awards under the AIP shall not give a participant any proprietary interest in the Bank or any of its assets. Nothing contained in the AIP shall be construed as a guarantee that the assets of the Bank shall be sufficient to pay any benefits to any person. A participant shall for all purposes be a general creditor of the Bank. Each payment shall be from the general assets of the Bank.

The AIP shall be construed in accordance with and governed by the State of Iowa except to the extent superseded by federal law.

It is intended that the awarding, vesting and payment of any award will comply with Section 409A of the Internal Revenue Code of 1986, as amended, and Treasury regulations relating thereto, so as not to subject any participant to the payment of any interest or tax penalty, provided, however, that neither the Bank, the HRC, the Board, or any directors, officers, employees, consultants or other agents shall be liable to a participant or otherwise responsible for any such interest and tax penalties.

VI.    Definitions.

As used in this document, the following definitions apply:

(a)
“Disability” shall mean that an employee is receiving benefits under a disability plan sponsored by the Company for a period of not less than three (3) months by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period not less than twelve (12) months, and which has rendered employee incapable of substantially performing his or her duties to the Company.

(b)
“Retirement” shall mean employee has terminated employment based on the attainment of at least age 55 and completion of at least 5 years of service with the bank or as permitted under Section 409A of the Internal Revenue Code of 1986, as amended.

2011 Annual Incentive Plan Part I Goals

	Threshold	Target	Maximum
Business with Members (40% Total Weight)
Member Borrowing Penetration (10% Weight)	64%	69%	74%
Member Product Usage Index (“Touch Points”) (10% Weight)	2.00	2.35	2.70
Advance+LOCs to Assets Ratio with Creditworthy Members Less insurance companies, HFAs and Large Volatile Accounts (10% Weight)	4%	4.5%	5%
Member Satisfaction - Percentage of Members “Very Satisfied” and “Satisfied” (10% Weight)	90%	93%	96%

Risk Management (40% Total Weight)
Preservation of Enterprise Value as measured by the quarterly average of Market Value of Capital Stock (MVCS) (20% Weight)	100	105*	110 and ranking in upper half of Bank System
Quality of Risk Management as measured by the Board's qualitative assessment covering the following areas (20% Weight):

Credit Risk (30%)
Market Risk (30%)
Operational Risk (15%)
Internal Controls - SOX 404 (15%)
Model Validation (10%)

No payout if assessment is less than “Moderately Successful,” i.e. “Unsuccessful”
	“Moderately Successful”	“Successful”	“Highly Successful”
Profitability (20% Total Weight)
Spread between Adjusted Return on Capital Stock and Average 3 month LIBOR - With Prepayment Fees - Without Prepayment Fees	3.75%	4.75%	5.75%
*In order to exceed “target”, the Bank must be ranked in the upper half of the Bank system for MVCS.